EXHIBIT 10.21

TECHNIPFMC PLC - AND - THIERRY PILENKO

SERVICE AGREEMENT

THIS AGREEMENT is made on 16 January 2017
B E T W E E N:

(1)	TECHNIPFMC PLC, a company incorporated in England and Wales whose registered office is at One St Paul’s Churchyard, London, EC4M 8AP (the "Company"); and

(2)	THIERRY PILENKO c/o One St Paul’s Churchyard, London, EC4M 8AP (the "Employee").

WHEREAS the parties recognise that the board of directors of Technip S.A. ("Technip") have appointed the Employee as Chairman and Chief Executive Officer and as a director of Technip with a current term through April 2019, and with a remunerated two-year non-competition period applying at the end of the Employee’s service with Technip;
WHEREAS the Company’s Compensation Committee will review all executive employment arrangements following the consummation of the Mergers (as such term is defined in the Business Combination Agreement (as amended) dated 14 June 2016 between FMC Technologies, Inc., TechnipFMC Limited, Technip S.A., TechnipFMC US Merger Sub LLC, TechnipFMC US Holdings LLC, and TechnipFMC Holdings Limited) (the "BCA") and the parties contemplate entering into new employment arrangements upon completion of such review;
WHEREAS the parties have agreed to enter into this Agreement to ensure continuity during the period from consummation of the Mergers (as defined in the BCA) until completion of the review referred to above of the Employee’s compensation and benefits which he was eligible to receive from Technip.
IT IS AGREED that the Company shall employ the Employee on the following terms and conditions and subject to the Company's Corporate Governance Guidelines (adopted pursuant to the Company’s articles of association) as amended from time to time:

1.	PERIOD OF EMPLOYMENT

The Employee’s continuous employment under this Agreement shall start at 22:59pm (GMT) on 16 January 2017. Subject to earlier termination in accordance with either clause 5 of this Agreement or Part E of the Company's Corporate Governance Guidelines (adopted pursuant to the Company’s articles of association) as amended from time to time, the employment under this Agreement shall be for a fixed term expiring automatically at the Company’s Annual General Meeting to be held in 2019 unless the parties agree to extend the employment beyond that date (the "Term").

2.	DUTIES

2.1.
The Employee shall serve the Company in the capacity of Executive Chairman or such other capacity as the Board may determine from time to time and shall at all times comply with the lawful and reasonable directions of the Board and the duties and requirements delineated in Exhibit A of the Corporate Governance Guidelines included in the BCA in the capacity of Executive Chairman.

2.2.
The Employee shall devote his full time and attention to the business and affairs of the Company and any Associated Company for whom he is required to perform duties and shall not without the prior written consent of the Company directly or indirectly carry on or be engaged, concerned or interested in any other business trade or occupation. The Employee acknowledges that he has unmeasured working time for the purposes of any legislation which derives from Council Directive 93/104/EC in any jurisdiction.

2.3.
The Employee's normal place of work shall be the Company's offices in France, the United Kingdom and the United States or such other place of business of the Company or any Associated Company as the Company may reasonably determine from time to time.

2.4.
The Employee shall comply with all rules or codes of conduct in force from time to time required by any regulatory body in relation to the business of the Company or any Associated Company or the status of the Employee or which the Company shall reasonably determine are necessary for the proper functioning of its business.

2.5.
The Board, on behalf of the Company, reserves the right at any time to require the Employee for such period or periods as it sees fit to cease carrying out his duties and/or to exclude him from any premises belonging to the Company or any Associated Company provided that during such period or periods the Company continues to pay and provide to the Employee his salary and contractual benefits and the Employee must continue to comply without exception with all of his obligations under this Agreement. For the avoidance of doubt during such period of suspension or exclusion the Employee shall not without the prior written consent of the Company directly or indirectly carry on or be engaged concerned or interested in any other business trade or occupation or contact any customers, clients, advertisers, suppliers, agents, professional advisers, broker or employees of the Company or any Associated Company.

3.	SALARY AND BENEFITS

3.1.
The Company shall pay the Employee during his employment a gross salary of €900,000 per annum. This salary shall be paid in equal monthly instalments in arrears by credit transfer to the Employee's bank account after deduction of tax and social security contributions required by applicable law. The payment of the salary will be managed through the payroll of the French Associated Company on behalf of the Company.

3.2.
At the discretion of the Company, the Employee shall be eligible to receive variable remuneration including being eligible to participate in any long-term employee incentive plans assumed or adopted by the Company from time to time in accordance with the undertakings given by Technip in its letter of 23 April 2015. This variable remuneration shall be considered and paid as salary and such deductions shall be made as are required by the applicable social security regime. The terms and amount of any variable remuneration (and whether it is paid in cash or in other forms, such as shares or share based incentives) will be approved from time to time and notified to the Employee by the Company’s Compensation Committee. There are no circumstances whether in reliance on express or implied terms or otherwise where the Employee can require pay out of a particular sum or payment in a particular form or claim compensation for loss of any variable remuneration.

3.3.	The Company agrees that the Employee will be provided with the following benefits:

(a)	reimbursement of administrative and reasonable legal expenses for his green card for himself and for his family in the United States;

(b)	the continuation of supplementary health coverage for him and his spouse (currently PREVINTER) subject always to such coverage being available at reasonable cost;

(c)	the reimbursement of the cost of up to twelve intercontinental flights for his spouse in the same category as the Employee in relation to the Employee's business trips;

(d)	vehicle with driver to be made available for his business trips; and

(e)	the reimbursement of reasonable expenses relating to preparing and filing his tax returns in France, the United Kingdom and the United States.

3.4.	The Employee shall benefit from all existing or future supplementary retirement plans applicable to the Company’s executive officers working in France from time to time.

3.5.
The Employee shall be entitled to 25 days paid holiday in each of the Company's holiday years in addition to the usual public holidays in the UK and France. Holiday entitlement in the holiday years that the employment starts and ends shall be calculated at the rate of 2.08 days for each complete month of employment. On termination the Employee shall be paid in lieu of any untaken holiday entitlement in respect of the holiday year in which termination takes effect (if any) or shall be obliged to repay any holiday pay received in excess of the Employee's entitlement (if any).

3.6.
In the event that the Employee is unable to carry out his duties by reason of sickness or injury he shall, subject to compliance with the Company's procedures relating to notification and certification periods, be entitled to statutory sick pay in accordance with the relevant applicable statutory rules.

3.7.
The Company shall reimburse the Employee for all reasonable travelling and similar out-of-pocket expenses incurred in the discharge of his duties subject to the provision of receipts and invoices in accordance with the Company's expenses policy in force from time to time.

3.8.
In the event of termination of employment for any reason other than gross misconduct or serious professional fault by the Employee, any outstanding stock options, performance shares or other awards (including cash awards) granted prior to the effective date of this Agreement under Technip’s long term employee incentive plans will continue on their existing terms, subject to any clawback policies required by applicable law and as implemented by the board of the Company. Any subsequent grants of stock options, performance shares, restricted shares, or other awards will be governed by the terms of the award.

4.	COMPANY PROPERTY AND CONFIDENTIALITY

4.1.
The Employee shall disclose full details of all Intellectual Property that he discovers or makes, or assists in discovering or making, during his employment and to the extent that such Intellectual Property is the property of the Company shall do all things during and after the termination of his employment which may be necessary or desirable for obtaining appropriate forms of protection for such property and for fully vesting such property in the Company or its nominee as the Company may specify.

4.2.
All documents and other things (in whatever form or media) relating to the business or affairs of the Company or any Associated Company which are acquired received or created by the Employee during his employment shall be the property of the Company and shall be surrendered to the Company (together with all copies) on demand at any time and, in any event, upon termination of employment.

4.3.
The Employee shall not at any time either during or after the termination of his employment disclose to any person or use for his own purposes any confidential information he acquires during his employment concerning the organisation, business, finances, transactions or affairs of the Company or any Associated Company other than in the proper performance of his duties or as ordered by a competent court. This clause shall not apply to any confidential information which shall enter the public domain unless it does so through the Employee's default.

5.	TERMINATON

5.1.
The Board, on behalf of the Company, reserves the right in its absolute discretion to terminate the employment with immediate effect (whether or not notice has been given by either party) by giving written notice of its intention to make a payment in lieu of notice to the Employee and if it does so the Company shall make a payment of money in lieu of notice equal to the base salary only that the Employee would be entitled to receive during any unexpired part of the Term less any applicable tax and social security within 60 days of such notice. For the avoidance of doubt where the Employee's employment is terminated in accordance with this clause, this Agreement will terminate on the date the Company notifies the Employee that it is terminating his employment in accordance with this clause.

5.2.
Subject to clause 5.3, upon termination of the Employee’s employment (other than pursuant to clause 5.4), the Employee will be entitled to receive a gross payment equal to 12 months’ gross remuneration calculated as the salary and the total amount of any variable remuneration for he would have received under any long term equity incentive plan assumed or adopted by the Company during that year (the "Severance Indemnity").

5.3.
The Severance Indemnity, which includes all and any mandatory payments the Employee would be entitled to by law resulting from the termination of this Agreement, is in full and final settlement of all and any rights and claims that the Employee may have against the Company arising out of the termination of his employment (including both contractual and statutory employment claims wherever in the world arising). The Employee agrees to waive, release and discharge any and all such rights and claims and acknowledges that it is a condition of the payment of the Severance Indemnity that he will execute a settlement agreement (and any other documents reasonably required by the Company) in a form reasonably acceptable to the Company in order to give effect to the release and waiver in this clause 5.3.

5.4.	The Board, on behalf of the Company, may terminate the employment with immediate effect at any time without notice or payment in lieu of notice if the Employee:

(a)	commits any serious or persistent breach or non observance of the terms and conditions of this Agreement;

(b)	is guilty of gross misconduct or gross negligence in connection with or affecting his employment;

(c)	is guilty of conduct which brings or is likely to bring him or the Company or any Associated Company into disrepute;

(d)	is convicted of an arrestable offence (other than a road traffic offence for which a non-custodial penalty is imposed); or

(e)	is or becomes prohibited (by law or the articles of association of the Company) from being a director or voluntarily resigns as a director of the Company.

5.5.	On termination the Employee shall:

(a)	at the request of the Board immediately resign from any office held by him in the Company or any Associated Company without claim for compensation (without prejudice to any claims he may have for damages for breach of this Agreement) and in the event of his failure to do so the Company is irrevocably authorised to appoint some person in his name and on his behalf to sign and deliver such resignations to the Board; and

(b)
immediately repay all outstanding debts and loans due to the Company or any Associated Company and the Company is hereby authorised to deduct from any monies due to the Employee a sum in repayment of all or any part of any such debts or loans.

6.	POST-TERMINATION UNDERTAKINGS

6.1.
The Employee undertakes that he will not for the period of 12 months’ after the termination of his employment without the prior written consent of the Board be entitled to exercise any activity of any kind whatsoever in the Restricted Area, on behalf of himself or on behalf of any natural person or legal entity in connection with the carrying on of any business in competition with the Business.

6.2.
In consideration for the obligation in clause 6.1 but subject to clauses 6.3 and 6.4, the Company will procure that the Executive receives compensation of 12 months’ gross remuneration calculated by averaging the amount of gross basic salary and variable remuneration (excluding the value received under any long term equity incentive plan assumed or adopted by the Company) received by the Executive over the 3 previous full financial years from the Company or any predecessor thereto. This compensation shall be paid on an average monthly basis as from the date of the effective termination of his employment, and the Employee shall continue to benefit, throughout the period indicated in clause 6.1, from any mandatory and/or supplementary insurance contracted by the Company and applicable to the Employee in consideration of his social security status.

6.3.
In the event that the Employee's employment terminates pursuant to clause 5.4 or serious professional fault, the Board may determine that the compensation referred to in clause 6.2 shall not be payable.

6.4.
If the Employee is determined, in the reasonable opinion of the Board, to be in breach of his obligation in clause 6.1 at any time, the Employee shall be liable to pay an amount to the Company by way of damages, such amount being determined by the Board but being no less than 12 months' gross remuneration calculated by averaging the amount of the annual gross basic salary and variable remuneration (excluding the value received under any long term equity incentive plan assumed or adopted by the Company) received by the Executive over the 3 previous full financial years. The Board also reserves the right to bring legal proceedings against the Employee for compensation in respect of any damages actually suffered by the Company or any Associated Company.

6.5.
The restrictions in this clause 6 (on which the Employee has had the opportunity to take independent advice, as the Employee hereby acknowledges) are separate and severable restrictions and are considered by the parties to be reasonable in all the circumstances. It is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or an Associated Company but would be adjudged reasonable if some part of it were reformed or deleted, the relevant restriction or restrictions shall be reformed or apply with such deletion(s) as may be necessary to make it or them valid and enforceable.

7.	MISCELLANEOUS

7.1.
The Employee warrants that he has lawful authority to work in the United Kingdom, France and the United States and that by entering into this Agreement he is not and will not be in breach of any express or implied term of any contract court order or any other legal obligation.

7.2.
The Company shall be entitled at any time during the employment to set off and/or make deductions from the Employee's salary or other sums due to him monies due to the Company or any Associated Company in respect of any overpayment debt or other monies due from him.

8.	DEFINITIONS AND INTERPRETATION

8.1.	In this Agreement unless the context otherwise requires:

"Associated Company" means any company which is a holding company or a subsidiary of the Company or a subsidiary of the Company's holding company and "holding company" and "subsidiary" shall have the meanings given by s.1159 Companies Act 2006 (or as amended from time to time) provided that in clause 6.1 an "Associated Company" shall not extend to cover any holding company or subsidiary of the Company or subsidiary of the Company's holding company in respect of which the Employee does not carry out material duties in the period of 12 months prior to the termination of the employment;
"Board" means the Board of Directors for the time being of the Company including any duly appointed committee thereof or the directors present at a meeting of the directors of the Company at which a quorum is present but excluding the Employee;
"Business" means any business carried on by the Company or any Associated Company at the date of termination of the employment with which the duties of the Executive were materially concerned or for which he was responsible during the Relevant Period;
"Intellectual Property" means letters patent trade marks service marks designs copyrights utility models design rights applications for registration of any of the foregoing and the right to apply for them in any part of the world inventions improvements process concept idea drawings computer programs know-how and rights of like nature arising or subsisting anywhere in the world in relation to all of the foregoing whether registered or unregistered;
"Relevant Period" means the twelve month period immediately preceding the termination of the Employee’s employment; and
"Restricted Area" means the UK, France and the United States and any other country in the world where, on the termination of this Agreement, the Company carried on the Business.

8.2.
This Agreement contains the entire understanding between the parties and supersedes all (if any) subsisting agreements, arrangements and understandings (written or oral) relating to the employment or engagement of the Employee with the Company or any predecessors or Associated Company, including but not limited to any undertakings given by Technip SA in its letter of 23 April 2015, and all such agreements, arrangements and understandings shall be deemed to have been terminated by mutual consent.

8.3.
Any amendments to this Agreement shall only be valid if set out in writing and signed by both parties. The Board, on behalf of the Company, reserves the right to amend or replace any term of this Agreement and any such amendments shall be notified to the Employee in writing.

8.4.
If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect: (i) the legality, validity or enforceability in that jurisdiction of any other provisions of this Agreement; or (ii) the legality, validity or enforceability in any other jurisdiction of that or any other provision of this Agreement.

8.5.
This Agreement and all non-contractual or other obligations arising out of or in connection with it are governed by and shall be construed in accordance with English law and are subject to the exclusive jurisdiction of the English Courts.

/s/ Tore Halvorsen
SIGNED by TORE HALVORSEN on behalf of TECHNIPFMC PLC

/s/ Thierry Pilenko
SIGNED by THIERRY PILENKO